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                                                                      Exhibit 16


                              AMENDED AND RESTATED
                          GRID NOTE WITH LIBOR PRICING

                                                              New York, New York
$7,000,000                                                 As of August 19, 1997

         WHEREAS, on December 5, 1996, a Grid Note with Libor Pricing in the principal amount of $7,000,000 (the "Original Note") was entered into between Republic National Bank of New York ("Bank") and Wolfensohn Associates, L.P. ("WALP I").

         WHEREAS, on August 18, 1997 and August 19, 1997, WALP I and Wolfensohn Associates II L.P. ("WALP II") entered into an Assignment and Assumption Agreement (collectively, the "Agreements") providing for the transfer by WALP I of all of its assets to WALP II and the assumptions by WALP II of the obligations and liabilities of WALP I, including without limitation under the Original Note and the Continuing General Security Agreement dated December 5, 1996 between WALP I and the Bank.

         NOW THEREFORE, to reflect changes to the terms and conditions of the Original Note agreed to between WALP II and the Bank, the undersigned and the Bank agree to amend and restate the Original Note in its entirety as follows:

         FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of REPUBLIC NATIONAL BANK OF NEW YORK ("Bank") at its principal banking office at 452 Fifth Avenue, New York, New York 10018 or at any of its other banking offices in New York as Bank may designate by written notice to Maker, the sum of SEVEN MILLION DOLLARS, or so much thereof as shall be advanced by Bank to Maker, in Bank's sole discretion, in one or more loans (each an "Advance" and collectively the "Advances") and not repaid, on August 31, 1998 (the "Maturity Date"), or with respect to each Advance on the Due Date (as defined below) of such Advance, whichever first occurs, and to pay interest on each Advance from the date of such Advance until the date on which such Advance is paid in full, at the rate and in the manner provided below.

         Each Advance shall be due on a date (the "Due Date") one or more months from the date of such Advance (the "Term") and have an Interest Period (as defined below) as specified in writing by the Maker in the Maker's request (the "Request") for such Advance. In no event shall any Term for any Advance end later than the Maturity Date. Provided that no Event of Default (as defined below) has occurred and is continuing, Maker may make a written request upon Bank (the "Extension Request") to extend the maturity date of an Advance beyond its original Term or the then current additional Term, as the case may be, for an additional Term, to commence on the expiration of the original Term or the then current additional Term, as the case may be, and end on or prior to the Maturity Date, and have an Interest Period, as specified


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by Maker in the Extension Request. Bank must receive the Extension Request at least seven Business Days prior to the expiration of the original Term or the then current additional Term, as the case may be, of said Advance and shall decide in its sole discretion, for no reason or for any reason whatsoever, whether to agree to the requested extension. If Maker does not receive written notice from Bank at least three Business Days prior to the expiration of the original Term for such Advance that Bank has agreed to the Extension Request, then such Advance will continue to be due and payable on the last day of the original Term or the then current additional Term, as the case may be. In any event, interest on such Advance shall continue to be due and payable as set forth herein regardless of whether Bank agrees to the Extension Request.

         Prior to the occurrence of any Event of Default, each Advance shall bear interest during its Term at a rate (the "Contract Rate") equal to 2% per annum above LIBOR (as defined below) for each Interest Period applicable to such Advance, each adjustment to take effect on the first day of each Interest Period applicable to such Advance.

         Interest on each Advance will be due and payable on the last day of each month and on the last day of each Interest Period and on payment in full of such Advance. After the occurrence of an Event of Default, interest under this Note on each Advance shall be payable on demand and shall accrue on each Advance at a rate per annum equal to 2% per annum above the Contract Rate otherwise chargeable on such Advance hereunder. Interest shall be calculated on the basis of a 360-day year for actual days elapsed. In no event shall the interest rate applicable at any time to this Note exceed the maximum rate permitted by law.

         For purposes hereof, the term "Interest Period" shall mean for each Advance, each consecutive one, two, three or six month period, as specified by Maker in the Request for such Advance. The first Interest Period in respect of an Advance shall commence on the date of such Advance and each successive Interest Period in respect of such Advance shall commence immediately at the end of the preceding Interest Period. Maker must specify an Interest Period for each Advance such that the Term for each Advance must be equal to or an integral multiple of the specified Interest Period for such Advance.

         As used herein, "LIBOR" means with respect to an Advance the rate per annum, rounded upward to the nearest 1/8th of 1%, quoted at approximately 11:00 A.M. London time, two Business Days (as defined below) prior to the first day of each successive Interest Period by Bank's principal branch in London, England, for offering to leading banks in the London Interbank Market for United States Dollar deposits in an amount comparable to the principal amount of such Advance for a period equal to the Interest Period applicable to such Advance.

         If Bank determines, in its sole discretion, during the term of this Note, that (A) by reason of circumstances affecting the London Interbank Market generally, adequate and fair means do not exist for ascertaining an applicable LIBOR or it is impractical for Bank to continue to fund any Advance during an applicable Interest Period, or (B) quotes for funds in United States Dollars


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in sufficient amounts comparable to any Advance and for the duration of the applicable Interest Period for such Advance would not be available to Bank in the London Interbank Market, or (C) quotes for funds in United States Dollars in the London Interbank Market will not accurately reflect the cost to Bank of funding any Advance during an applicable Interest Period, or (D) the making or funding of loans, or charging of interest at rates, based on LIBOR shall be unlawful or unenforceable for any reason, then as long as such circumstance(s) shall continue, any such Advance shall bear interest at a variable rate equal to the Reference Rate (as defined below) and such rate shall be the Contract Rate for all other purposes hereof. As used herein, "Reference Rate" means the rate established by Bank from time to time at its principal domestic office as its reference rate for domestic commercial loans. Bank may make loans to customers above, at or below the Reference Rate. Any change in the Reference Rate shall become effective on the date of such change.

         This Note evidences Advances made by Bank to Maker from time to time. The Bank agrees to make Advances to Maker prior to the Maturity Date and provided that (a) no Event of Default (as hereinafter defined) has occurred and
(b) no Margin Shortfall (as defined in the Amended Margin Agreement dated as of August 19, 1997 and executed and delivered by the Maker to the Bank as a rider to the Continuing General Security Agreement dated December 5, 1996 from Wolfensohn Associates L.P. in favor of the Bank and any amendments, restatements or modifications thereto) has occurred and is continuing at the time an Advance hereunder is requested by the Maker.

         The unpaid principal balance of this Note at any time shall be the total of all Advances made by Bank to Maker in Bank's sole discretion, less the total amount of principal payments made hereon by Maker. The date, the amount of each such Advance, the Due Date and applicable Contract Rate as adjusted as set forth above for each such Advance, any extensions of an Advance as agreed to by Bank as set forth herein and in its sole discretion, and each payment on account of principal thereof shall be recorded by Bank on its books and records, and when so recorded shall represent evidence thereof binding upon Maker in the absence of manifest error.

         Each payment to be made hereunder shall be free and clear of, and without deductions for or on account of any present or future taxes, imposts, charges, levies, compulsory loans or other withholdings or deductions whatsoever. If the Maker shall be required by applicable law to make any such deduction from any payment hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph) the Bank receives an amount equal to the sum it would have received had no deductions been made, (ii) the Maker shall make such deductions, and (iii) the Maker shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Maker agrees to pay, if necessary, all stamp, documentary, or similar taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this instrument.


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         To induce Bank, in its sole discretion, to make Advances to Maker,
Maker represents, warrants and covenants to Bank that (i) Maker is a limited partnership which is duly formed and validly existing in good standing under the laws of the jurisdiction of its formation, with full power and authority to make, deliver and perform this Note; (ii) the execution, delivery and performance by Maker of this Note have been duly authorized, by all necessary action, and does not and will not violate or conflict with, its partnership agreement, or in any case, any law, rule, regulation or order binding on Maker or any agreement or instrument to which Maker is a party or which may be binding on Maker; (iii) this Note has been fully executed by the general partner of Maker and, in any case, constitutes a legal, valid, binding and enforceable obligation of Maker; (iv) no authorization, consent, approval, license, exemption of or filing or registration with, any court or government or governmental agency is or will be necessary to the valid execution, delivery or performance by Maker of this Note; (v) the Advances evidenced by this Note will be used for general business purposes and investments; and (vi) there are no pending or threatened actions, suits or proceedings against or affecting maker by or before any court, commission, bureau or other governmental agency or instrumentality, which, individually or in the aggregate, if determined adversely to Maker, would have a material adverse effect on the business, properties, operations, or condition, financial or otherwise, or Maker.

         Requests for Advances to Maker from Bank and directions as to the deposition of the proceeds thereof must be given in writing to Bank by the general partner of Maker or other persons authorized to borrow on Maker's behalf by borrowing authority and certification of Maker's general partner heretofore delivered to Bank, as such authority may be amended or superseded from time to time, provided that any such amending or superseding authority shall have been certified by an authorized signatory of Maker's general partner, and a copy thereof, so certified by the authorized signatory of Maker's general partner shall have been delivered to an officer of Bank at its office for payment. Bank may conclusively rely on the authorities contained in said resolutions. Any such Advance so made shall be conclusively presumed to have been made to or for the benefit of Maker and Maker shall be liable in respect thereof when made in accordance with any such request or direction, or when deposited to any account of Maker with Bank, even though persons other than those authorized to borrow on behalf of Maker may have authority to draw against such account. Bank may rely on any such request or direction which it believes to be genuine, and Bank shall be fully protected in so doing without any duty to make further inquiry as to such genuineness or in otherwise acting in good faith in the premises. By making a request for an Advance, Maker shall be deemed to be representing to Bank that all of the representations and warranties of Maker set forth in this Note are true and correct as of the date of such request as if made on and as of such date and shall also be deemed to be representing and warranting to Bank that on such date Maker is not in breach of any of its covenants to Bank set forth in this Note or in any other document or instruments of Maker to Bank and no event of default has occurred and is continuing with respect to any Obligations (as defined below).

         This Note shall be payable in lawful money of the United States of America ("United States Dollars") in immediately available funds. All payments on this Note shall be


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applied to the payment of accrued interest before being applied to the payment of principal. Any payment which is required to be made on a day which is not a Business Day (as defined below) shall be payable on the next succeeding Business Day and such additional time shall be included in the computation of interest. In the event that any other Obligations of Maker to Bank are due at any time that Bank receives a payment from Maker on account of this Note or any such other Obligations of Maker, Bank may apply such payment to amounts due under this Note or any such other Obligations in such manner as Bank, in its sole discretion, elects, regardless of any instructions from Maker to the contrary. As used herein, "Business Day" shall mean a day on which (A) banks are regularly open for business in both London and New York City and (B) Bank's principal banking office at 452 Fifth Avenue, New York, New York shall be open for ordinary business.

         Maker shall be entitled to prepay any Advances in whole but not in part without penalty or the prior consent of Bank before 11:00 A.M. New York City time on the last day of any Interest Period (or the next succeeding Business Day if the last day of such Interest Period is not a Business Day, referred to herein as a "Prepayment Date") for such Advance together with the payment of all interest accrued and unpaid on such Advance to the date of such prepayment provided that Bank has received written notice from Maker, at least seven Business Days prior to such Prepayment Date, informing Bank that such prepayment will be made on such Prepayment Date. Maker also shall be entitled to prepay any Advance in whole but not in part before 11:00 A.M. New York City time on any Business Day which is not the last day of an Interest Period without the prior consent of, or any prior notice to, Bank provided that any such prepayment shall be made together with (i) the payment of all interest accrued and unpaid on the prepaid Advance to the date of prepayment and (ii) the payment of the Liquidated Cost (as defined below). As used herein, "Liquidated Cost" means, with respect to any prepayment, an amount necessary to compensate Bank for the cost of reinvesting, for the period commencing on the date of the prepayment and extending to the last day of the then current Interest Period of such prepaid Advance, the prepaid principal amount received by Bank at a rate or rates which may be less than the Contract Rate for such prepaid Advance. Maker and Bank acknowledge that determining the actual amount of the Liquidated Cost may be difficult or impossible in any specific instance and accordingly Maker agrees with Bank that the Liquidated Cost shall equal the excess, if any, of (i) the product of (A) the amount of principal prepaid, multiplied by (B) the Contract Rate applicable to such Advance which is being prepaid, divided by 360, multiplied by (C) the remaining number of days from the date of the prepayment to the end of the then current Interest Period of the Advance which is being prepaid, over (ii) that amount of interest which Bank determines that the holder of a Treasury Obligation (as defined below) selected by Bank in the amount (or as close to such amount as is feasible) of such prepaid Advance and having a maturity date on the last day of the stated term of such prepaid Advance (or as soon thereafter as is feasible), would earn if that Treasury Obligation were purchased in the secondary market on the date of the prepayment and were held to the last day of the then current Interest Period of such prepaid Advance. Maker agrees that the determination of Liquidated Cost shall be based on amounts which a holder of a Treasury Obligation could receive under these circumstances, whether or not Bank actually invests


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the prepaid principal amount in any Treasury Obligation. As used herein,
"Treasury Obligation" means a note, bill or bond issued by the United States Treasury Department as a full faith and credit general obligation of the United States. Maker agrees that the payment of Liquidated Cost as a premium in connection with any prepayment is reasonable to compensate Bank for lost income resulting from such prepayment because Maker is receiving the benefit of having the Contract Rate priced based on LIBOR.

         If any law, regulation, directive or treaty or any change therein or in the interpretation or application thereof shall make it unlawful for Bank to maintain the Advances evidenced by this Note or to claim or receive any amount otherwise payable under this Note, Bank shall so notify Maker. In the case of any such notice, Maker shall prepay the outstanding principal amount of this
Note in full together with all accrued interest on such earlier date prior to the respective Due Dates as Bank may specify and on which Bank may lawfully receive such payment, if payment on such earlier date is reasonably required as a result of such impending illegality.

         If, after the date of this Note, the adoption of any applicable law, ordinance, regulation or rule (a "Governmental Rule"), any change in any applicable Governmental Rule, any change in the interpretation or administration of any applicable Governmental Rule by any person charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such person

         (a) shall subject Bank to any tax, duty or other charge with respect to all or any portion of the Advances or shall change the basis of taxation of payments to Bank of any amounts due under this Note (except for changes in the rate of tax on the overall net income of Bank or any of its offices imposed by the tax laws of any jurisdiction in the world); or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy requirement, capital equivalency, ratio of assets to liabilities or any other capital substitute or similar requirement against assets of, deposits with or for the account of, credit extended by, letters of credit issued and maintained by, or collateral subject to a lien in favor of the Bank, or shall impose on Bank any other condition affecting all or any portion of the Advances, and the result of any of the foregoing is to increase the cost to or to impose a cost on Bank of making or maintaining all or any portion of the Advances, or to reduce the amount of any sum received or receivable by Bank under this Note, or (in the case of a capital adequacy or similar requirement) to reduce the rate of return on Bank's capital as a consequence of maintaining all or any portion of the Advances to a level below that which could have been achieved but for the


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imposition of such requirement (taking into consideration Bank's capital adequacy policies), then, within 30 days after demand by Bank, Maker shall pay Bank for its own account such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Maker of any event of which it has knowledge, occurring after the date of this Note, which will entitle Bank to compensation pursuant to this paragraph. A certificate of Bank claiming compensation for itself under this paragraph and setting forth in reasonable detail the additional amount or amounts to be paid to Bank shall be conclusive evidence of the amount of such compensation absent manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

         Upon the occurrence of any of the following (each, an "Event of Default") with respect to any Maker, general partner of Maker, indorser of the indebtedness evidenced by this Note or James D. Wolfensohn: (i) default in payment of any amount due (whether at stated maturity, by acceleration, by notice from Maker as to a prepayment or otherwise) under this Note or in the payment or performance of any other Obligation or agreement of any nature or description to or with Bank; (ii) any of them shall commence any case, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to any of them, or seeking to adjudicate any of them a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to any of them or any of their debts, or seeking appointment of a receiver, trustee, custodian or other similar official for any of them or for all or any substantial part of the assets of any of them, or any of them shall make a general assignment for the benefit of its creditors, or there shall be commenced against any of them any case, proceeding or other action of a nature referred to in this clause (ii), or there shall be commenced against any of them any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of any of them which results in the entry of an order for any such relief, or any of them shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this clause (ii), or any of them shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (iii) entry of a judgment against any of them not paid within 30 days or appealed in good faith; (iv) failure to pay or remit any tax when assessed or due in excess of $100,000 (other than taxes contested in good faith); (v) death or dissolution; (vi) making a bulk transfer or sending notice of intent to do so;
(vii) granting any security interest (other than to Bank); (viii) suspension or liquidation of the usual business; (ix) failing to furnish Bank with any requested financial information or failing to permit inspection of books or records by Bank or any of its agents, attorneys or accountants; (x) making any misrepresentation to Bank material to the Bank's credit decision; (xi) impairment of financial responsibility of any of them in Bank's good faith opinion; (xii) Bank shall in good faith deem itself insecure at any time; (xiii) the Bank receives notice of the termination of any guarantee of James D. Wolfensohn relating to the indebtedness evidenced by this Note; or (xiv) the occurrence of a default or event of default under any security agreement securing any Obligations of Maker; then, in the case of any Event of Default other than those referred to in


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clause (ii) of this sentence, Bank may declare by notice to Maker any and all
Obligations of Maker (including, without limitation, all Liquidated Costs relating to such Obligations) to be immediately due and payable, and in case of any Event of Default referred to in clause (ii) of this sentence all of the Obligations of Maker (including, without limitation, all Liquidated Costs relating to such Obligations) shall automatically become due and payable immediately without notice or demand.

         Bank shall have a continuing lien and/or right of set-off on, and is hereby granted a security interest in, all deposits (general and special) and credits with Bank or any Bank Affiliate of any Maker and indorser, and may apply all or part of the same to any Obligations (whether contingent or unmatured) of Maker, at any time or times, without notice. Bank shall have a continuing lien on, and is hereby granted a security interest in, all property of every Maker and indorser and the proceeds thereof held or received by or for Bank or any Bank Affiliate for any purpose, whether or not for the express purpose of serving as collateral security for the Obligations of Maker. As used in this Note, the term "Bank Affiliate" includes any individual, partnership or corporation acting as nominee or agent for Bank, and any corporation or bank which is directly or indirectly owned or controlled by, or under common control with, Bank. Any notice of disposition of property shall be deemed reasonable if mailed at least five days before such disposition to the last address of Maker or indorser on Bank's records. If the Obligations of Maker to Bank evidenced by this Note are secured by a security agreement and/or other security documents which Maker has separately delivered to Bank (whether or not such documents make specific reference to this Note), reference to such documents is made for a description of the collateral provided thereby and of the rights of Maker and Bank therein. The rights and remedies of Bank provided for hereunder (including but not limited to the right to accelerate Obligations of Maker and to realize on any security for any such Obligations) are cumulative with the rights and remedies of Bank available under any other instrument or agreement or under applicable law. As used in this Note, the term "Obligations" of a person means all amounts payable under this Note and any and all other indebtedness, obligations and liabilities of that person to Bank, and all claims of Bank against such person, now existing or hereafter arising, direct or indirect (including participations or any interest of Bank in indebtedness of such person to others), acquired outright, conditionally, or as collateral security from another, absolute or contingent, joint or several, secured or unsecured, matured or unmatured, monetary or non-monetary, arising out of contract or tort, liquidated or unliquidated, arising by operation of law or otherwise, and all extensions, renewals, refundings, replacements and modifications of any of the foregoing. "Person" means any individual, partnership, limited partnership, corporation, association, trust or other entity.

         In the case of the occurrence of an Event of Default, each Maker and indorser shall be jointly and severally liable for all costs of enforcement and collection of this Note incurred by Bank or any other holder of this Note, including but not limited to reasonable attorneys' fees, disbursements and court costs. In addition, in the event of a default hereunder, Maker shall pay all reasonable attorneys' fees and disbursements incurred by Bank in obtaining advice as to its rights and remedies in connection with such default.


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         Maker and each indorser hereby separately waive presentment, demand for payment, notice of dishonor, protest and notice of protest, and any or all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note. The liability of any Maker or indorser hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the holder hereof, including but not limited to any extension of time, renewal, waiver or other modification. Any failure of the holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Bank or any holder may accept late payments, or partial payments, even though marked "payment in full" or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification or waiver of any provision of this Note nor consent to any departure by Maker therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Note cannot be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto.

         Any notice from Bank to Maker or any indorser shall be deemed given when delivered to Maker or such indorser by hand or when deposited in the United States mail and addressed to Maker or such indorser at the last address of Maker or such indorser appearing on Bank's records.

         This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to instruments made and to be performed wholly within that state. If any provision of this Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof.

         MAKER AND EACH INDORSER AGREE THAT ANY ACTION, DISPUTE, PROCEEDING, CLAIM OR CONTROVERSY BETWEEN MAKER OR SUCH INDORSER AND BANK, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ("DISPUTE" OR "DISPUTES") SHALL, AT BANK'S ELECTION, WHICH ELECTION MAY BE MADE AT ANY TIME PRIOR TO THE COMMENCEMENT OF A JUDICIAL PROCEEDING BY BANK, OR IN THE EVENT OF A JUDICIAL PROCEEDING INSTITUTED BY MAKER OR SUCH INDORSER AT ANY TIME PRIOR TO THE LAST DAY TO ANSWER AND/OR RESPOND TO A SUMMONS AND/OR COMPLAINT MADE BY MAKER OR SUCH INDORSER, BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS PARAGRAPH AND SHALL, AT THE ELECTION OF BANK, INCLUDE ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH (1) THIS NOTE OR ANY RELATED AGREEMENTS OR INSTRUMENTS, (2) ALL PAST, PRESENT AND FUTURE AGREEMENTS INVOLVING MAKER OR SUCH INDORSER AND BANK,
(3) ANY TRANSACTION RELATED TO THIS NOTE AND ALL PAST, PRESENT AND FUTURE


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TRANSACTIONS INVOLVING MAKER OR SUCH INDORSER AND BANK, AND (4) ANY ASPECT OF
THE PAST, PRESENT OR FUTURE RELATIONSHIP OF MAKER OR SUCH INDORSER AND BANK. Bank may elect to require arbitration of any Dispute with Maker or any indorser without thereby being required to arbitrate all Disputes between Bank and Maker or such indorser. Any such Dispute shall be resolved by binding arbitration in accordance with Article 75 of the New York Civil Practice Law and Rules and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In the event of any inconsistency between such Rules and these arbitration provisions, these provisions shall supersede such Rules. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding under this paragraph. In any arbitration proceeding subject to this paragraph, the arbitration panel (the "arbitrator") is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator's sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication. In any such arbitration proceeding, the arbitrator shall not have the power or authority to award punitive damages to any party. Judgment upon the award rendered may be entered in any court having jurisdiction. Whenever an arbitration is required, the parties shall select an arbitrator in the manner provided in this paragraph. No provision of, nor the exercise of any rights under, this paragraph shall limit the right of Bank (1) to foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of the power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the Uniform Commercial Code, or otherwise herein pursuant to applicable law, (2) to exercise self-help remedies including but not limited to setoff and repossession, or (3) to request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including but not limited to injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of Bank, even if Bank is the plaintiff, to submit the Dispute to arbitration if Bank would otherwise have such right. Whenever an arbitration is required under this paragraph, the arbitrator shall be selected, except as otherwise herein provided, in accordance with the Commercial Arbitration Rules of the AAA. A single arbitrator shall decide any claim of $100,000 or less and he or she shall be an attorney with at least five years' experience. Where the claim of any party exceeds $100,000, the Dispute shall be decided by a majority of three arbitrators, at least two of whom shall be attorneys (at least one of whom shall have not less than five years' experience representing commercial banks). The arbitrator shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, arbitrator's fees, and court costs) to the prevailing party. In the event of any Dispute governed by this paragraph, each of the parties shall, subject to the award of the arbitrator, pay an equal share of the arbitrator's fees.

         MAKER AND EACH INDORSER AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE MAY BE INITIATED AND PROSECUTED IN THE STATE OR FEDERAL COURTS, AS THE


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
CASE MAY BE, LOCATED IN NEW YORK COUNTY, NEW YORK AND ANY ARBITRATION PROCEEDING PURSUANT HERETO SHALL BE CONDUCTED IN NEW YORK, NEW YORK. MAKER AND EACH INDORSER CONSENT TO AND SUBMIT TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO MAKER OR SUCH INDORSER AT ITS ADDRESS SET FORTH BELOW OR TO ANY OTHER ADDRESS AS MAY APPEAR IN BANK'S RECORDS AS THE ADDRESS OF MAKER OR SUCH INDORSER. MAKER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

         IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, MAKER AND EACH INDORSER WAIVE (I) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (II) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (III) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

         TO THE EXTENT THAT MAKER OR ANY INDORSER HAS OR HEREAFTER ACQUIRES ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OF NOTICE, ATTACHMENT IN AID OF EXECUTION, ATTACHMENT PRIOR TO JUDGMENT, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, MAKER AND EACH INDORSER IRREVOCABLY WAIVE SUCH IMMUNITY IN RESPECT OF THEIR OBLIGATIONS UNDER THIS NOTE.

         IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, BANK, MAKER AND EACH INDORSER WAIVE TRIAL BY JURY.


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
            Bank is authorized to fill in any blank spaces and to otherwise complete this Note and correct any patent errors herein.

                                          Wolfensohn Associates II L.P.

                                          By: Wolfensohn Partners II LLC,
                                                its General Partner


                                          /s/ Robert J. Bertoldi
                                          -----------------------------------
                                              Robert J. Bertoldi, Member


                                          Address for Notices:
                                          590 Madison Avenue
                                          New York, New York 10022
                                          Fax: (212) 849-8170
                                          c/o Jackson Hole Mgt. Co.

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